CONTACT:

Paul A. Criscillis, Jr.

Senior Vice President and CFO

770-822-4262

FOR IMMEDIATE RELEASE

NATIONAL VISION ANNOUNCES $5.2 MILLION OPTIONAL NOTE REDEMPTION

Lawrenceville, Georgia, May 2, 2005 – National Vision, Inc. (AMEX:NVI) today announced that, on June 1, 2005, it will make an optional partial redemption in the amount of $5,200,000 on its 12% Senior Secured Notes due 2009 (CUSIP No. 63845PAA9) to holders of record as of May 2, 2005. The optional redemption will be made at par, reduce the outstanding balance of the Notes to less than $67 million and create an equal reduction in the computation of the next mandatory redemption payment scheduled for August 31, 2005.

“This is the first time we’ve utilized the optional redemption feature of our Note Indenture,” explained Paul A. Criscillis, Jr., the Company’s Chief Financial Officer. “By making this payment on June 1, we expect to save approximately $150,000 in interest expense versus waiting for the next mandatory redemption payment date. The payment is coincidentally occurring almost four years to the day after we emerged from bankruptcy. We’re extremely pleased that we’ve been able to reduce our Note balance by more than $53 million in that time span.”

National Vision, Inc. operates retail vision centers primarily within host environments in the United States and Mexico. National Vision’s vision centers sell a wide range of optical products including eyeglasses, contact lenses and sunglasses. As of May 2, 2005, the Company operated 410 vision centers, including 293 located inside domestic Wal-Mart stores. National Vision depends on its domestic Wal-Mart locations for the majority of its revenue and substantially all of its cash flow. Investments in the debt and equity securities of National Vision, Inc. are subject to substantial risks as described in the Company’s public filings with the Securities and Exchange Commission.